EXHIBIT 99.1

Hooker Furniture Quarterly Sales, Income Gains Led by Hooker Branded Segment

MARTINSVILLE, Va., Dec. 06, 2018 (GLOBE NEWSWIRE) -- Hooker Furniture Corporation (NASDAQ-GS: HOFT) today reported consolidated net sales of $171.5 million and net income of $9.3 million, or $0.79 per diluted share, for its fiscal 2019 third quarter ended October 28, 2018.

Net sales increased 8.6%, or $13.5 million, from the comparable prior year quarter, and net income increased 29.6%, or $2.1 million. Earnings per diluted share increased 29.5% from $0.61 a year ago.

“Revenues increased across all three of our business segments during the quarter, with Hooker Branded achieving a 9% sales gain,” said Paul B. Toms, chairman and chief executive officer. “The efforts we’ve made to focus on winning channels of distribution are benefiting all segments of our business,” he said.

For the fiscal 2019 first nine months, consolidated net sales were $483 million, with net income of $25.2 million, or $2.13 per diluted share. Net sales increased 8.5%, or $37.9 million, compared to last year’s first nine months. Earnings per diluted share increased 26.0% to $2.13 from $1.69 in the comparable prior year period.  Prior-year quarter and prior-year first nine months results include only one month of earnings for Shenandoah Furniture, which was acquired by the Company in September 2017.

During the third quarter, consolidated gross profit increased 4.5%, or $1.6 million. The increase was driven by increased gross profit in the Hooker Branded segment and in All Other which includes the Company’s domestic upholstery operations, partially offset by decreased gross profit in the Home Meridian Segment. All Other gross profit gains were primarily because of the inclusion of Shenandoah Furniture results for all three months in the current year quarter, while last year’s results only included one month of Shenandoah’s results. Gross profit improvement in the Hooker Branded Segment was driven by a 9% net sales increase in both components of the Hooker Branded segment.

For the fiscal 2019 first nine months, consolidated gross profit increased 8.3% or $7.9 million, due primarily to the inclusion of Shenandoah Furniture results and sales growth in the Hooker Branded segment.

Consolidated operating income of $12.3 million in the quarter improved by almost $1 million, or 8.2%, and consolidated operating income of $33.5 million in the first nine months improved by $3.0 million, or 9.9%, compared to the same periods a year ago.

During the quarter, a 10% tariff was imposed on furniture and component parts imported from China. The Company responded with slight price increases on portions of its product line imported from China. “We don’t believe the price increases negatively impacted sales in the quarter,” Toms said. “With a modest price increase to our customers and price concessions from our Chinese vendors, we have effectively mitigated the negative impact of the current 10% tariffs,” he said.

During the quarter and year-to-date periods, the Company benefited from lower effective tax rates due to the recently enacted Tax Cut and Jobs Act of 2017. Effective tax rates for the quarter and year-to-date periods were 22.9% and 23.0%, respectively, compared to 35.7% and 34.9%, respectively, for the comparable prior year periods.

Segment Reporting: Hooker Branded

After sales were essentially flat last quarter following two consecutive quarters of sales growth, the Hooker Branded Segment strongly rebounded with a 9% year-over-year improvement in both the Casegoods and Upholstery Divisions. “The sales increases were driven by our focus on winning channels of distribution, strong product lines and in-stock positions on best-sellers,” said Toms. “We also had a good Fall High Point Market and expect to enjoy profitable growth in the Hooker Branded Segment for the coming quarter.”

Hooker Casegoods has fueled momentum with a speed-to-market strategy in which the division pre-ordered two major new collections prior to the Fall High Point Market that had been favorably previewed by major retailers in late summer. Because these collections will begin shipping to retailers in early January, several months quicker than the typical product introduction cycle, “We were able to get additional retail placements at market,” Toms said. “Retailers like the opportunity of having exciting new products to offer at the beginning of the year. Not only will shipments of these products have favorable impact on this year’s fourth quarter and next year’s first quarter; we also expect to achieve additional turns at retail next year on these collections,” he said.

The Hooker Branded Segment, along with the domestic upholstery divisions, continue to gain positive traction from a long-range strategy to develop new business in winning channels of distribution, particularly the interior design and e-commerce channels. At the Fall High Point Market, the company launched two comprehensive programs to address interior designers: Design Pro, a paid membership program providing features and benefits to interior designers, and MARQ, a line of modern upholstery and premium bedding designed especially for and available exclusively to the interior design trade. “We had good reception to both programs, which demonstrate our level of commitment to the interior design channel,” said Toms, adding that attendance from interior designers at market was up about 10%, even though overall attendance at the market was down due to Hurricane Florence, which hit the Carolinas and other parts of the region just prior to market.

Segment Reporting: Home Meridian

“Home Meridian’s net sales in the quarter were up approximately 3% over the prior year, with three of our five divisions posting year- over- year gains,” said Doug Townsend, co-president of the Home Meridian Segment. Operating income for the quarter was also up 4.1%.

“Year to date, net sales are up about 2%, led by gains in e-commerce, which is up 33%, and Hospitality, which is up approximately 40%. Sales to traditional channels were down 7%,” he said.  Townsend added, “Several initiatives are now in place to re-energize our business through the traditional channels.  These initiatives are across multiple divisions and are expected to begin delivering improved sales results in Q4. We expect improved sales in the 4th quarter will leverage fixed costs and improve profitability for the period.”

“In addition, we have implemented margin improvement measures that will improve profitability with specific customers across multiple divisions. Demand is strong, with orders in the third quarter up 32% and backlog up 21%. We expect fourth quarter shipments to be very strong based on current order and backlog trends.”

Segment Reporting: All Other

Sales growth of nearly 29% for the quarter and nearly 40% year to date in All Other was driven mainly by the inclusion of Shenandoah’s net sales and a 10% net sales increase at upscale leather upholstery specialist Bradington-Young. Bradington-Young’s incoming orders increased about 6%, and backlogs were 30% higher than a year ago. “With the solid growth at Bradington-Young for the last four years, we are investing $5 million in a factory expansion in Hickory, N.C. that will be completed early next year. Capacity will increase by 50%,” Toms said.

He added that “While the top line is solid at Bradington-Young and Shenandoah, we are working on improvements that will help to bring profitability at each division back in line with expectations.”

While sales at Sam Moore continued to run below prior-year levels for the quarterly and year-to-date periods, better-controlled labor costs and other expenses improved Sam Moore’s gross and operating margins. Incoming orders decreased slightly, but quarter-end backlog was 27% higher than the prior year period. The division is currently actively searching for a new president, after the departure of the previous president. “We expect to have a new president in place by the end of the fiscal year,” Toms said.

“H Contract is on the front end of a strategy to broaden its product line and pursue a more aggressive product introduction strategy,” Toms said. “Orders were up nearly 8% in the quarter, and quarter-end backlog is up over 26% compared to the same period last year.”

Cash, Debt and Inventory

“We intentionally grew inventories during the quarter for several reasons,” Toms said. “First, to prepare for the strong fall and winter selling periods and second, to bring in more inventory from China ahead of the tariffs being implemented, and finally to support our actual and planned growth. The fastest growing parts of our business are supported by a strong in-stock position on best-selling products.”

The Company finished the fiscal first nine months with $29.4 million in cash and cash equivalents and $37.7 million in acquisition-related debt. Additionally, $28.5 million was available on its $30.0 million revolving credit facility, net of $1.5 million reserved for standby letters of credit. Consolidated inventories stood at $101 million.

Outlook

“As of quarter end on October 28, consolidated orders were up 19%, and backlog was up 17% compared to the prior-year quarter, with the higher backlog largely driven by HMI,” Toms said.

The company views macroeconomic trends as “a bit more mixed and uncertain than in recent months,” said Toms, pointing to a bumpy stock market, a slow-down in the housing sector and “continued uncertainty about a further increase in the tariffs on products imported from China should U.S.-China negotiations fail.”

“However, based on incoming order trends, higher backlogs at HMI and overall momentum in our businesses, we are bullish as we look to the fourth quarter, encouraged by recent progress in negotiations between the U.S. and China. Our longer-term outlook is tempered by the uncertainty surrounding the ultimate outcome of the tariff situation.”

Dividends

On December 6, 2018, our board of directors declared a quarterly cash dividend of $0.15 per share, representing an increase of 7.1% or $0.01 per share, payable on December 31, 2018 to shareholders of record at December 17, 2018.

Conference Call Details

Hooker Furniture will present its fiscal 2019 third quarter results via teleconference and live internet web cast on Thursday afternoon, December 6, 2018, at 2:00 PM Eastern Time.  The dial-in number for domestic callers is 877-665-2466, and 678-894-3031 is the number for international callers.  The conference ID number is 8891614. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Hooker Furniture Corporation, in its 94th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture and fabric-upholstered furniture for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture. It is ranked among the nation’s largest publicly traded furniture sources, based on 2016 shipments to U.S. retailers, according to a 2017 survey by a leading trade publication. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand.  Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers.  The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furniture divisions or brands. Home Meridian’s brands include Accentrics Home, home furnishings centered around an eclectic mix of unique pieces and materials that offer a fresh take on home fashion, Pulaski Furniture, specializing in casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, specializing in value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. Hooker Furniture Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam. The company operates eight distribution centers in North Carolina, Virginia, California and Vietnam. Please visit our websites hookerfurniture.com, bradington-young.com, sammoore.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, accentricshome.com and slh-co.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could”  or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government, such as the current U.S. administration imposing a 10% tariff on certain goods imported into the United States from China, including almost all furniture and furniture components manufactured in China, with the potential for the tariffs to increase to 25% in 2019; (3) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers; (4) the  risks related to the  recent Shenandoah acquisition including  integration costs, costs related to acquisition debt, maintaining Shenandoah’s existing customer relationships, debt service costs, interest rate volatility, the use of operating cash flows to service debt to the detriment of other corporate initiatives or strategic opportunities,  the recognition of significant additional depreciation and amortization expenses by the combined entity,  the loss of key employees from Shenandoah, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies across the business which could adversely affect our internal control or information systems and the costs of bringing them into compliance and failure to realize benefits anticipated from the Shenandoah acquisition; (5) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from Vietnam and China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (6) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet; (7) disruptions and damage (including due to weather) affecting our Virginia, North Carolina or California warehouses, our Virginia or North Carolina administrative facilities or our representative offices or warehouses in Vietnam and China; (8) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (9) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; (10) higher than expected employee medical and workers’ compensation costs that may increase the cost of our high-deductible healthcare and workers compensation plans; (11) our ability to successfully implement our business plan to increase sales and improve financial performance; (12) changes in actuarial assumptions, the interest rate environment, the return on plan assets and future funding obligations related to the Home Meridian segment’s legacy Pension Plan, which can affect future funding obligations, costs and plan liabilities; (13) the possible impairment of our long-lived assets, which can result in reduced earnings and net worth; (14) the cost and difficulty of marketing and selling our products in foreign markets; (15) price competition in the furniture industry; (16) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (17) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (18) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (19) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (20) capital requirements and costs, including the servicing of our floating-rate term loans; (21) competition from non-traditional outlets, such as internet and catalog retailers.; (22) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to, among other things, declines in consumer confidence, amounts of discretionary income available for furniture purchases and the availability of consumer credit; (23) higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products; and (24) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2018. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the
	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 28,	October 29,	October 28,	October 29,
	2018	2017	2018	2017

Net sales	$171,474	$157,934	$483,026	$445,114

Cost of sales	135,638	123,656	379,579	349,576

Gross profit	35,836	34,278	103,447	95,538

Selling and administrative expenses	22,979	22,318	68,150	63,746
Intangible asset amortization	596	624	1,788	1,291

Operating income	12,261	11,336	33,509	30,501

Other income, net	200	199	275	659
Interest expense, net	354	327	1,099	860

Income before income taxes	12,107	11,208	32,685	30,300

Income tax expense	2,775	4,006	7,504	10,574

Net income	$9,332	$7,202	$25,181	$19,726

Earnings per share:
Basic	$0.79	0.62	2.14	1.70
Diluted	$0.79	0.61	2.13	1.69

Weighted average shares outstanding:
Basic	11,763	11,679	11,758	11,596
Diluted	11,780	11,700	11,779	11,626

Cash dividends declared per share	$0.14	$0.12	$0.42	$0.36

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	For the
	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 28,	October 29,	October 28,	October 29,
	2018	2017	2018	2017

Net Income	$9,332	$7,202	$25,181	$19,726
Other comprehensive income:
Amortization of actuarial loss	43	15	129	46
Income tax effect on amortization	(10)	(5)	(31)	(17)
Adjustments to net periodic benefit cost	33	10	98	29
Reclassification of tax effect due to the adoption
of ASU 2018-02	-	-	111	-

Total comprehensive Income	$9,365	$7,212	$25,390	$19,755

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	October 28,	January 28,
	2018	2018
Assets	(Unaudited)
Current assets
Cash and cash equivalents	$29,449	$30,915
Trade accounts receivable, net	86,978	92,461
Inventories	100,743	84,459
Prepaid expenses and other current assets	6,667	5,314
Insurance proceeds receivable	4,000	-
Total current assets	227,837	213,149
Property, plant and equipment, net	28,105	29,249
Cash surrender value of life insurance policies	23,499	23,622
Deferred taxes	2,979	3,264
Intangible assets, net	36,351	38,139
Goodwill	40,058	40,058
Other assets	1,453	2,235
Total non-current assets	132,445	136,567
Total assets	$360,282	$349,716

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of term loans	$6,112	$7,528
Trade accounts payable	38,355	32,685
Accrued salaries, wages and benefits	9,019	9,218
Income tax accrual	1,419	3,711
Customer deposits	3,480	3,951
Other accrued expenses	3,464	2,894
Legal contingency	4,000	-
Total current liabilities	65,849	59,987
Long term debt	31,574	45,778
Deferred compensation	11,433	11,164
Pension plan	-	2,441
Other long-term liabilities	1,002	886
Total long-term liabilities	44,009	60,269
Total liabilities	109,858	120,256

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized,
11,785 and 11,762 shares issued and outstanding on each date	49,390	48,970
Retained earnings	200,457	180,122
Accumulated other comprehensive income	577	368
Total shareholders’ equity	250,424	229,460
Total liabilities and shareholders’ equity	$360,282	$349,716

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	For the
	Thirty-Nine Weeks Ended
	October 28,	October 29,
	2018	2017
Operating Activities:
Net income	$25,181	$19,726
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	5,558	4,399
Gain on disposal of assets	(66)	(37)
Deferred income tax expense	254	1,735
Noncash restricted stock and performance awards	919	1,175
(Benefit from)/provision for doubtful accounts and sales allowances	(1,692)	125
Gain on life insurance policies	(608)	(453)
Changes in assets and liabilities:
Trade accounts receivable	8,147	16,179
Income tax recoverable	-	(954)
Inventories	(16,862)	(5,867)
Prepaid expenses, other current assets and insurance proceeds receivable	(484)	(836)
Trade accounts payable and legal contingency	5,566	(3,529)
Accrued salaries, wages, and benefits	(484)	(539)
Accrued income taxes	(2,412)	(4,323)
Customer deposits	(470)	(1,314)
Other accrued expenses	503	(254)
Deferred compensation	(2,253)	(435)
Other long-term liabilities	122	267
Net cash provided by operating activities	$20,919	$25,065

Investing Activities:
Acquisitions	-	(32,650)
Purchases of property and equipment	(2,464)	(2,708)
Proceeds received on notes from sale of assets	99	98
Proceeds received on life insurance policies	1,225	-
Premiums paid on life insurance policies	(620)	(639)
Net cash used in investing activities	(1,760)	(35,899)

Financing Activities:
Proceeds from long-term debt	-	12,000
Payments for long-term debt	(15,679)	(4,393)
Debt issuance cost	-	(39)
Cash dividends paid	(4,946)	(4,169)
Net cash (used in)/provided by financing activities	(20,625)	3,399

Net decrease in cash and cash equivalents	(1,466)	(7,435)
Cash and cash equivalents - beginning of year	30,915	39,792
Cash and cash equivalents - end of quarter	$29,449	$32,357

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$9,661	$14,103
Cash paid for interest, net	973	754
Non-cash transactions:
Acquisition cost paid in common stock	$-	$8,396
Increase in property and equipment through accrued purchases	104	26

Table V
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
NET SALES AND OPERATING INCOME BY SEGMENT
(In thousands)
Unaudited

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	October 28,		October 29,		October 28,		October 29,
	2018		2017		2018		2017
		% Net		% Net		% Net		% Net
Net Sales		Sales		Sales		Sales		Sales
Hooker Branded	$46,479	27.1%	$42,573	27.0%	$129,801	26.9%	$120,934	27.2%
Home Meridian	95,013	55.4%	92,068	58.3%	266,631	55.2%	262,173	58.9%
All other	29,982	17.5%	23,293	14.7%	86,594	17.9%	62,007	13.9%
Consolidated	$171,474	100%	$157,934	100%	$483,026	100%	$445,114	100%

Operating Income
Hooker Branded	$5,712	12.3%	$4,964	11.7%	$17,381	13.4%	$15,047	12.4%
Home Meridian	4,829	5.1%	4,637	5.0%	10,168	3.8%	10,748	4.1%
All other	1,720	5.7%	1,735	7.4%	5,960	6.9%	4,706	7.6%
Consolidated	$12,261	7.2%	$11,336	7.2%	$33,509	6.9%	$30,501	6.9%

For more information, contact:
Paul B. Toms Jr.
Chairman and Chief Executive Officer
Phone: (276) 632-2133, or
Paul A. Huckfeldt, Senior Vice President, Finance & Accounting & Chief Financial Officer
Phone: (276) 666-3949